ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration No. 333-162821

Registration No. 333-162821-13

February 2, 2012

COPANO ENERGY, L.L.C.

COPANO ENERGY FINANCE CORPORATION

Pricing Term Sheet

7.125% Senior Notes due 2021

Issuers:	Copano Energy, L.L.C. and Copano Energy Finance Corporation
Guarantees:	Unconditionally guaranteed by the existing wholly owned subsidiaries of Copano Energy, L.L.C. and certain future subsidiaries
Security Type:	Senior Unsecured Notes
Form:	SEC Registered
Size:	$150,000,000
Maturity:	April 1, 2021
Coupon:	7.125%
Public Offering Price:	102.250% of face amount plus accrued interest from October 1, 2011
Yield to Worst:	6.721%
Interest Payment Dates:	April 1 and October 1, commencing April 1, 2012
Redemption Provisions:
First call date:	April 1, 2016
Make-whole call:	Before the first call date at a discount rate of treasury plus 50 basis points
Redemption prices:	Commencing April 1, 2016: 103.563% Commencing April 1, 2017: 102.375% Commencing April 1, 2018: 101.188% Commencing April 1, 2019: 100.000%
Redemption with proceeds of equity offering:	Prior to April 1, 2014 up to 35% may be redeemed at 107.125%
Pricing Date:	February 2, 2012
Settlement Date:	T+3; February 7, 2012
CUSIP/ISIN:	217203AE8/ US217203AE82
Net Proceeds Before Expenses:	$154,115,625
Joint Book-Running Managers:	Wells Fargo Securities, LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. J.P. Morgan Securities LLC RBC Capital Markets, LLC

The issuers have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuers have filed with the SEC for more complete information about the issuers and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC at 1-800-326-5897, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, Citigroup Global Markets Inc. at 1-800-831-9146, J.P. Morgan Securities LLC at 1-866-803-9204 or RBC Capital Markets, LLC at 1-877-280-1299.